Exhibit 99.1

Graham Corporation 20 Florence Avenue Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Reports Solid Performance in

Fiscal 2016 First Quarter

•	First quarter net sales were $27.6 million, down 3% compared with prior year

•	First quarter net income was $2.4 million, or 9% of sales

•	Backlog remains strong at $110.1 million

BATAVIA, NY, July 30, 2015 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical, power and defense industries, today reported its financial and operating results for its first quarter ended June 30, 2015. Graham’s current fiscal year ends March 31, 2016 (“fiscal 2016”).

Net sales in the first quarter of fiscal 2016 were $27.6 million, compared with net sales of $28.5 million in the first quarter of the fiscal year ended March 31, 2015 (“fiscal 2015”). Net income for the first quarter was $2.4 million, unchanged from the prior year. On a per diluted share basis, net income was $0.23 compared with $0.24 in the prior year’s first quarter. Net income as a percent of sales was 9% in the current year’s first quarter.

James R. Lines, Graham’s President and Chief Executive Officer, commented, “We continue to execute well in this environment. Prompt action by management to reduce costs via restructuring and controlling variable expenses was implemented effectively. Our voluntary early retirement program will be completed at the end of July. We believe that our early actions to address costs as market conditions changed, enables us to maintain respectable profitability while also being well positioned for strengthened demand.”

Ongoing Geographic Diversity Demonstrated in First Quarter Fiscal 2016

(See accompanying tables for a breakdown of sales by industry and region)

By geographic market, sales in the first quarter increased by $1.8 million, $0.5 million, and $1.4 million to the Middle East, Asia, and Other markets, respectively. Sales to the U.S. dropped $4.6 million. International sales represented 36% of fiscal 2016’s first quarter sales, compared with 22% in the prior year first quarter.

When compared with the same prior-year period, refining sales in the first quarter increased $1.2 million, or 18%. Sales to the chemical/petrochemical, power and the Company’s other commercial and industrial markets, including defense, decreased by $0.4 million, $1.2 million, and $0.5 million, respectively.

Fluctuations in Graham’s sales among industries and geographic locations can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve month basis.

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Graham Corporation Reports Solid Performance in Fiscal 2016 First Quarter

July 30, 2015

First Quarter Fiscal 2016 Operating Performance

Gross profit for the first quarter was $8.0 million, or 29% of sales, compared with $7.9 million, or 28% of sales, in the same period of the prior fiscal year. The improvement in gross margin reflected a more favorable product mix.

Selling, general and administrative (“SG&A”) expenses were $4.6 million in the first quarter compared with $4.4 million in the same period last year. As a percent of sales, SG&A was 17% compared with 15% in the same prior-year quarter. This increase was principally due to higher sales commissions related to sales mix.

Operating profit in the first quarter of fiscal 2016 was $3.4 million, or 12% of sales, compared with $3.6 million, or 13% of sales, in the first quarter of fiscal 2015.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $4.0 million and $4.2 million in the current and prior year quarter, respectively, both representing 15% of their respective period’s sales. Graham believes that, when used in conjunction with measures prepared in accordance with “GAAP”, EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Strong Balance Sheet with No Debt

Cash, cash equivalents and investments at June 30, 2015, were $62.6 million, up $2.3 million from March 31, 2015.

Cash provided by operations in the first quarter of fiscal 2016 was $3.3 million, compared with $3.2 million in the first quarter of fiscal 2015.

Capital expenditures were $0.3 million in the first quarter of fiscal 2016, compared with $2.6 million in the prior fiscal year’s first quarter. The majority of the prior year’s spending was for the capacity expansion of the Company’s Batavia, New York manufacturing facility, which was completed in the first half of fiscal 2015. Capital expenditures in fiscal 2016 are expected to be between $2 million and $2.5 million, primarily for equipment upgrades and productivity enhancements.

Graham had neither borrowings under its credit facility, nor any long-term debt outstanding at June 30, 2015.

As of June 30, 2015, Graham had not made any stock repurchases under the previously-announced $18 million stock repurchase program. However, subsequent to quarter end and through July 29, 2015, the Company purchased approximately 75,000 shares for $1.4 million under the program.

First Quarter Fiscal 2016 Orders and Backlog

Orders during the first quarter of fiscal 2016 were $24.0 million, compared with $31.1 million in the same quarter last year. Approximately 32% of first quarter orders came from the refining market. Geographically, approximately 63% of first quarter orders came from the U.S market.

Graham’s backlog was $110.1 million at June 30, 2015, compared with the year-end record level of $113.8 million at March 31, 2015 and $114.8 million at June 30, 2014. Backlog at the end of the fiscal 2016 first quarter included approximately 24% for refinery projects, 12% for chemical/petrochemical projects, 12% for power projects, including nuclear energy, 48% for U.S. Navy projects and 4% for all other industries served by Graham. At June 30, 2015, Graham had no projects on hold in backlog. As previously disclosed, approximately $10 million of projects have been delayed by the Company’s customers until fiscal 2017. Approximately 45% to 50% of

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Graham Corporation Reports Solid Performance in Fiscal 2016 First Quarter

July 30, 2015

orders currently in backlog are expected to be converted to sales within one year, 5% to 10% expected to convert in 12 to 24 months and 40% to 45% beyond two years.

Fiscal 2016 Guidance Reiterated; Long-Term Outlook Remains Intact

For fiscal 2016, Graham continues to expect sales to be in the range of $95 million to $105 million. Gross margin for fiscal 2016 is expected to be between 26% and 28%, resulting from anticipated lower production facility utilization and increased pricing pressure. SG&A expense as a percent of sales is expected to be between 17% and 18% for fiscal 2016. Graham expects its fiscal 2016 full year effective tax rate to be approximately 32% to 33%.

Mr. Lines noted, “Oil prices continue to exhibit a degree of volatility and remain generally depressed compared with one year ago. As a result, order timing from our oil refining and chemical industry markets are expected to remain unpredictable. Yet, we are encouraged by the level of activity in our pipeline, including bidding from oil refining, chemical and nuclear power markets.”

He concluded, “We have also been active in our pursuit of strategic acquisitions to effectively utilize our capital and complement our organic growth plans. We aim to repeat our success at emerging from a downturn in our markets as an even stronger Company. We are intent upon attaining our financial goals and driving shareholder value.”

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 2:00 p.m. Eastern Time to review Graham’s financial condition and operating results for its first quarter of fiscal 2016, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available prior to the conference call on Graham’s website located at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com.

A telephonic replay will be available from approximately 5:00 p.m. Eastern Time on the day of the call through Thursday, August 6, 2015. To listen to the archived replay of the call, dial (858) 384-5517, and enter replay pin number 13614131. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, nuclear and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon our world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service, and unsurpassed quality. The Company designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. The Company is also a leading nuclear code accredited fabrication and specialty machining company. Graham supplies components used inside reactor vessels and outside containment vessels of nuclear power facilities. Its equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning.

Graham’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

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Graham Corporation Reports Solid Performance in Fiscal 2016 First Quarter

July 30, 2015

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, expected expansion and growth opportunities within the domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in commodities prices, the effect on its business of volatility in commodities prices, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and the expected performance of Energy Steel & Supply Co, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Jeffrey F. Glajch	Deborah K. Pawlowski / Karen L. Howard
Vice President - Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3942
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Solid Performance in Fiscal 2016 First Quarter

July 30, 2015

Graham Corporation First Quarter Fiscal 2016

Consolidated Statements of Operations—Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended June 30,
	2015	2014	% Change
Net sales	$27,617	$28,502	(3%)
Cost of products sold	19,580	20,570	(5%)

Gross profit	8,037	7,932	1%
Gross profit margin	29.1%	27.8%

Other expenses and income:
Selling, general and administrative	4,580	4,295	7%
Selling, general and administrative – amortization	58	54	7%

	4,638	4,349	7%

Operating profit	3,399	3,583	(5%)
Operating profit margin	12.3%	12.6%

Interest income	(52)	(46)	13%
Interest expense	3	3	0%

Income before provision for income taxes	3,448	3,626	(5%)
Provision for income taxes	1,087	1,234	(12%)

Net income	$2,361	$2,392	(1%)

Per share data:
Basic:
Net income	$0.23	$0.24	(4%)

Diluted:
Net income	$0.23	$0.24	(4%)

Weighted average common shares outstanding:
Basic	10,148	10,105
Diluted	10,161	10,127

Dividends declared per share	$0.08	$0.04

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Graham Corporation Reports Solid Performance in Fiscal 2016 First Quarter

July 30, 2015

Graham Corporation First Quarter Fiscal 2016

Consolidated Balance Sheets—Unaudited

(Amounts in thousands, except per share data)

	June 30, 2015	March 31, 2015
Assets
Current assets:
Cash and cash equivalents	$29,616	$27,271
Investments	33,000	33,000
Trade accounts receivable, net of allowances ($21 and $62 at June 30 and March 31, 2015, respectively)	15,547	17,249
Unbilled revenue	18,487	18,665
Inventories	11,710	13,994
Prepaid expenses and other current assets	985	529
Income taxes receivable	—	339
Deferred income tax asset	534	647

Total current assets	109,879	111,694
Property, plant and equipment, net	19,361	19,812
Prepaid pension asset	1,637	1,332
Goodwill	6,938	6,938
Permits	10,300	10,300
Other intangible assets, net	4,383	4,428
Other assets	144	150

Total assets	$152,642	$154,654

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$57	$60
Accounts payable	12,036	13,334
Accrued compensation	6,227	9,343
Accrued expenses and other current liabilities	4,079	3,247
Customer deposits	3,383	4,179
Income taxes payable	21	—
Deferred income tax liability	266	164

Total current liabilities	26,069	30,327
Capital lease obligations	86	98
Accrued compensation	10	124
Deferred income tax liability	6,644	6,363
Accrued pension liability	328	315
Accrued postretirement benefits	883	876

Total liabilities	34,020	38,103

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $.10 par value, 25,500 shares authorized 10,469 and 10,433 shares issued and 10,169 and 10,133 shares outstanding	1,047	1,043
Capital in excess of par value	21,722	21,398
Retained earnings	107,726	106,178
Accumulated other comprehensive loss	(8,861)	(9,056)
Treasury stock, (299 and 299 shares)	(3,012)	(3,012)

Total stockholders’ equity	118,622	116,551

Total liabilities and stockholders’ equity	$152,642	$154,654

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Graham Corporation Reports Solid Performance in Fiscal 2016 First Quarter

July 30, 2015

Graham Corporation First Quarter Fiscal 2016

Consolidated Statements of Cash Flows—Unaudited

(Amounts in thousands)

	Three Months Ended June 30,
	2015	2014
Operating activities:
Net income	$2,361	$2,392
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	563	520
Amortization	58	54
Amortization of unrecognized prior service cost and actuarial losses	303	130
Stock-based compensation expense	220	123
Deferred income taxes	390	(7)
(Increase) decrease in operating assets:
Accounts receivable	1,701	(1,958)
Unbilled revenue	177	196
Inventories	2,284	3,702
Prepaid expenses and other current and non-current assets	(462)	(487)
Prepaid pension asset	(305)	(320)
Increase (decrease) in operating liabilities:
Accounts payable	(1,145)	(3,015)
Accrued compensation, accrued expenses and other current and non-current liabilities	(2,284)	259
Customer deposits	(796)	502
Income taxes payable/receivable	361	1,236
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(95)	(138)

Net cash provided by operating activities	3,331	3,189

Investing activities:
Purchase of property, plant and equipment	(264)	(2,569)
Purchase of investments	(9,000)	(5,000)
Redemption of investments at maturity	9,000	19,000

Net cash (used) provided by investing activities	(264)	11,431

Financing activities:
Principal repayments on capital lease obligations	(15)	(21)
Issuance of common stock	96	29
Dividends paid	(813)	(405)
Excess tax benefit on stock awards	12	34

Net cash used by financing activities	(720)	(363)

Effect of exchange rate changes on cash	(2)	7

Net increase in cash and cash equivalents	2,345	14,264
Cash and cash equivalents at beginning of year	27,271	32,146

Cash and cash equivalents at end of period	$29,616	$46,410

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Graham Corporation Reports Solid Performance in Fiscal 2016 First Quarter

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Graham Corporation First Quarter Fiscal 2016

EBITDA Reconciliation—Unaudited

(Amounts in thousands)

	Three Months Ended June 30,
	2015	2014
Net income	$2,361	$2,392
+Net interest income	(49)	(43)
+Income taxes	1,087	1,234
+Depreciation & amortization	621	574

EBITDA	$4,020	$4,157

EBITDA margin %	14.6%	14.6%

Non-GAAP Financial Measure:

EBITDA is defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization. EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as EBITDA is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Graham’s credit facility also contains ratios based on EBITDA. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Solid Performance in Fiscal 2016 First Quarter

July 30, 2015

Graham Corporation First Quarter Fiscal 2016

Additional Information—Unaudited

ORDER & BACKLOG TREND

($ in millions)

	Q115 6/30/14	Q215 9/30/14	Q315 12/31/14	Q415 3/31/15	FY2015 Total	Q116 Total
Orders	$31.1	$35.4	$22.6	$47.4	$136.5	$24.0
Backlog	$114.8	$114.8	$103.8	$113.8	$113.8	$110.1

SALES BY INDUSTRY FY 2016

($ in millions)

FY 2016	Q1 6/30/15	% of Total
Refining	$7.8	28%
Chemical/ Petrochemical	$11.3	41%
Power	$3.7	13%
Other Commercial and Industrial*	$4.8	18%

Total	$27.6

SALES BY INDUSTRY FY 2015

($ in millions)

FY 2015	Q1 6/30/14	% of Total	Q2 9/30/14	% of Total	Q3 12/31/14	% of Total	Q4 3/31/15	% of Total	FY2015	% of Total
Refining	$6.6	23%	$12.3	35%	$12.8	38%	$11.8	32%	$43.5	32%
Chemical/ Petrochemical	$11.7	41%	$12.9	36%	$9.4	28%	$13.5	36%	$47.5	35%
Power	$4.9	17%	$5.6	16%	$5.5	16%	$3.5	9%	$19.5	15%
Other Commercial and Industrial*	$5.3	19%	$4.8	13%	$5.9	18%	$8.7	23%	$24.7	18%

Total	$28.5		$35.6		$33.6		$37.5		$135.2

*	Includes the defense industry

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Graham Corporation Reports Solid Performance in Fiscal 2016 First Quarter

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Graham Corporation First Quarter Fiscal 2016

Additional Information—Unaudited

(Continued)

SALES BY REGION FY 2016

($ in millions)

FY 2016	Q1 6/30/15	% of Total
United States	$17.6	64%
Middle East	$3.3	12%
Asia	$2.9	11%
Other	$3.8	13%

Total	$27.6

SALES BY REGION FY 2015

($ in millions)

FY 2015	Q1 6/30/14	% of Total	Q2 9/30/14	% of Total	Q3 12/31/14	% of Total	Q4 3/31/15	% of Total	FY2015	% of Total
United States	$22.2	78%	$21.9	61%	$18.3	55%	$24.0	64%	$86.4	64%
Middle East	$1.5	5%	$2.0	6%	$2.1	6%	$4.6	12%	$10.2	8%
Asia	$2.4	8%	$3.5	10%	$2.2	7%	$3.1	8%	$11.2	8%
Other	$2.4	9%	$8.2	23%	$11.0	32%	$5.8	16%	$27.4	20%

Total	$28.5		$35.6		$33.6		$37.5		$135.2

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